Exhibit 99.3

Press Release	Media Contact: Brendan Ranson-Walsh Senior Vice President, Global Communications 213.996.2367 Brendan.Ranson-Walsh@aecom.com	Investor Contact: Will Gabrielski Senior Vice President, Finance, Treasurer 213.593.8208 William.Gabrielski@aecom.com

AECOM affirms its capital allocation policy, increases share repurchase authorization to $1 billion and increases its quarterly dividend by 22%

DALLAS (November 13, 2023) — AECOM (NYSE: ACM), the world’s trusted infrastructure consulting firm, today announced that its Board of Directors has approved increases to both its share repurchase authorization to $1 billion and its quarterly dividend program by 22% to $0.22 per share.

The increased share repurchase authorization builds on the $1.8 billion of shares repurchased since September 2020, which has reduced shares outstanding by 19%.

The increased dividend as declared by the Board, which will be reflected in its next dividend payment on January 19, 2024, to stockholders of record on January 4, 2024, is consistent with the Company’s commitment to annual double-digit increases in the per share value of its dividend.

“As today’s announcement demonstrates, we are committed to our returns-focused capital allocation policy, which is focused on high-returning investments in organic growth followed by returning substantially all available cash flow to shareholders through share repurchases and dividends,” said Troy Rudd, AECOM’s chief executive officer. “Under this policy, we have delivered highly profitable organic revenue growth, built a record design backlog, and returned $2 billion to shareholders since 2020, which has enhanced our total shareholder return. Our competitive advantages, combined with accelerating end market growth and our strong cash flow and balance sheet, underpin our confidence in long-term shareholder value creation.”

About AECOM

AECOM (NYSE: ACM) is the world’s trusted infrastructure consulting firm, delivering professional services throughout the project lifecycle – from advisory, planning, design and engineering to program and construction management. On projects spanning transportation, buildings, water, new energy, and the environment, our public- and private-sector clients trust us to solve their most complex challenges. Our teams are driven by a common purpose to deliver a better world through our unrivaled technical and digital expertise, a culture of equity, diversity and inclusion, and a commitment to environmental, social and governance priorities. AECOM is a Fortune 500 firm and its Professional Services business had revenue of $14.4 billion in fiscal year 2023. See how we are delivering sustainable legacies for generations to come at aecom.com and @AECOM.

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